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Exhibit 3.3

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
K&F PARENT, INC.
(a Delaware corporation)

        K&F Parent, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The board of directors of the Corporation, at a special meeting duly called and noticed, adopted a resolution setting forth and declaring a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation to be advisable and calling for consideration thereof by the stockholders of the Corporation. The resolution setting forth the proposed amendment is as follows:

  RESOLVED, that Article I of the Certificate of Incorporation be amended to read in its entirety as follows:

    "The name of this Corporation is:

"K&F Industries Holdings, Inc."

SECOND: This Certificate of Amendment to the Corporation's Amended and Restated Certificate of Incorporation, as set forth in the preceding resolution, has been duly consented to by the required vote of stockholders in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

THIRD: Said amendment was duly adopted in accordance with the provisions of Section 228 and 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment on this 19th day of May, 2005.

K&F PARENT, INC.
By:	/s/ Kenneth M. Schwartz

Name: Kenneth M. Schwartz Title: President and Chief Executive Officer

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CERTIFICATE OF AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF K&F PARENT, INC. (a Delaware corporation)